Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, March 22, 2010 at 10:30 a.m. EDT
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
The replay will be available on the Internet for 90 days.
Dial-in number:	800-734-8582 (no pass code required)

Ballantyne Q4 Net Revenues Rose 28.5% to $18.8 Million

and 2009 Revenues Rose 31.6 % to $72.1 Million

OMAHA, Nebraska (March 22, 2010) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results

Fourth quarter fiscal 2009 net revenues rose 28.5% to $18.8 million from net revenues of $14.7 million in the same prior year period.  Despite the impact of a $0.3 million legal charge for settlement of a lawsuit, including attorney fees, Ballantyne Strong reported net earnings of $52,000, or $0.00 per diluted share, compared to a net loss of $2.3 million, or ($0.17) per diluted share a year-ago.  Q4 2008 results included a $2.3 million charge for goodwill impairment.  Per share results for the fourth quarters of 2009 and 2008 are based on a weighted average number of diluted shares outstanding of 14,204,659 and 13,975,628, respectively.

The increase in revenues was principally driven by sales of digital cinema equipment, which rose 76.7% to $6.9 million, compared to $3.9 million a year ago reflecting growing global demand for digital projection systems, particularly from international customers.

Gross profit increased 55.0% to $3.5 million, or 18.8% of net revenues, compared to gross profit of $2.3 million, or 15.6% of net revenues a year ago.  The increase in gross margin was primarily the result of a more favorable product mix consisting of higher cinema service revenues and sales of film replacement parts.  Year-over-year gross margins also benefited from cost reductions implemented at the Company’s Omaha facility in early 2009.

SG&A increased to $3.2 million, compared to SG&A (excluding a goodwill impairment charge of $2.3 million) of $2.8 million in the year-ago period.  The increase in SG&A reflects costs pertaining to the settlement of the lawsuit discussed earlier.

2009 Results

Net revenues rose 31.6% to $72.1 million in 2009, compared to $54.8 million a year ago.  Gross profit for 2009 improved to $14.7 million, or 20.4% of net revenues, compared to gross profit of $8.8 million, or 16.0% of net revenues, in 2008.  Net income in 2009 amounted to approximately $2.1 million, or $0.15 per diluted share, compared to a net loss of $3.0 million, or $(0.22) per diluted share, in 2008.  Per share results for 2009 and 2008 are based on a weighted average number of diluted shares outstanding of 14,161,255 and 13,914,743, respectively.

Balance Sheet Update

Ballantyne concluded 2009 with a strong balance sheet, including $23.6 million in cash and cash equivalents, compared to $23.3 million as of September 30, 2009 and $11.4 million as of December 31, 2008.  The increase from the prior year reflects liquidating all of our Auction Rate Securities for $10.0 million in cash and the Company generating operating cash flow of $2.4 million.  The Company incurred capital expenditures of $0.9 million during 2009.

John P. Wilmers, President and CEO, commented, “We ended a strong year of revenue, gross profit and net earnings growth with a strong fourth quarter — which would also have been solidly profitable without the legal charge.  Q4 revenue growth was led by an increase in digital projector sales and supported by improvements in both our services and cinema screens businesses.  Our Asian territories made strong contributions to the fourth quarter and full-year performance, with growing demand coming from China, where they are moving aggressively to convert cinemas to digital technology at the same time they are working to expand their country-wide screen count.  We continue to view China and neighboring Asian territories as exciting growth opportunities for Ballantyne Strong.

“Meanwhile, back in the Americas, we are excited with the prospect of the long anticipated ‘ramp’ in digital cinema installations that is slated to begin in Q2 with the initiation of DCIP activity.  We believe our Company is ideally positioned to benefit from the substantial service opportunities this unprecedented conversion activity will create, and we are also confident that our digital projector and cinema screen offerings will benefit from growing demand, particularly from independent chains and from our customers in Central and South America.  Given these factors, we expect the momentum we generated in 2009 will accelerate in 2010.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net revenues	$18,847,561	$14,665,176	$72,145,757	$54,814,561
Cost of revenues	15,302,474	12,377,520	57,413,724	46,021,049
Gross profit	3,545,087	2,287,656	14,732,033	8,793,512

Selling & administrative expenses:
Selling	959,039	962,153	2,914,019	3,327,967
Administrative	2,274,321	1,837,320	8,147,861	7,487,172
Goodwill impairment	—	2,314,282	—	2,314,282
Total selling & administrative expenses	3,233,360	5,113,755	11,061,880	13,129,421
Gain (loss) on sale or disposal of assets	(15,197)	(6,262)	(16,911)	275,406
Income (loss) from operations	296,530	(2,832,361)	3,653,242	(4,060,503)

Interest income	6,300	110,599	87,203	513,990
Interest expense	(7,759)	(8,934)	(33,316)	(35,437)
Equity in loss of Joint Venture	(252,440)	(221,082)	(889,997)	(683,311)
Other income (expense) net	(37,326)	199,382	(67,156)	320,530
Earnings (loss) before income taxes	5,305	(2,752,396)	2,749,976	(3,944,731)
Income tax benefit (expense)	46,477	433,871	(679,458)	911,041
Net earnings (loss)	$51,782	$(2,318,525)	$2,070,518	$(3,033,690)

Earnings (loss) per share
Basic	$(0.00)	$(0.17)	$0.15	$(0.22)
Diluted	$(0.00)	$(0.17)	$0.15	$(0.22)

Weighted average shares outstanding:
Basic	14,022,132	13,975,628	14,002,985	13,914,743
Diluted	14,204,659	13,975,628	14,161,255	13,914,743

Selected Balance Sheet Items:

	December 31, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$23,589,025	$11,424,984
Restricted cash	442,766	701,498
Accounts receivable and unbilled revenue, net	10,772,055	7,038,258
Inventories, net	12,987,048	9,476,687
Long-term investments in securities, net	—	8,883,420
Accounts payable	9,768,896	6,470,903
Customer deposits	2,295,946	1,216,590
Income tax payable	1,246,247	433,533
Total current liabilities	16,934,232	10,960,830
Long-term accrued expenses	483,425	1,006,056
Total stockholders’ equity	$42,517,666	$38,834,639

Selected Cash Flow Statement Items (unaudited):

	Year Ended December 31,
	2009	2008

Net earnings (loss)	$2,070,518	$(3,033,690)
Depreciation and amortization	1,752,550	2,338,962
Equity in loss of Digital Link II Joint Venture	889,997	683,311
Net cash provided by operating activities	2,367,167	4,353,589
Capital expenditures	(907,659)	(818,626)
Proceeds from redemptions of investment securities	10,025,000	2,975,000
Net cash provided by investing activities	9,378,295	2,814,846
Net increase in cash & cash equivalents	12,164,041	7,204,629
Cash & cash equivalents at beginning of period	11,424,984	4,220,355
Cash & cash equivalents at end of period	$23,589,025	$11,424,984

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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